Exhibit 99.1

June 21, 2018

GCI Liberty, Inc. Declares Quarterly Cash Dividend

ENGLEWOOD, Colo.--(BUSINESS WIRE)- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today announced that its Board of Directors declared a quarterly cash dividend of $0.31250001 per share of Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”), payable in cash on July 16, 2018 to stockholders of record of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) at the close of business on July 2, 2018.
Effective after this dividend payment date of July 16, 2018, the dividend rate on the Preferred Stock will increase from 5% to 7% as a result of GCI Liberty’s reincorporation in the State of Delaware in May.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.